Filed Pursuant to Rule 433

Registration Statement No. 333-218972

Issuer Free Writing Prospectus dated March 22, 2018

Relating to Preliminary Prospectus Supplement dated March 16, 2018

BAIDU, INC.

Pricing Term Sheets

3.875% Notes due 2023 (the “2023 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$1,000,000,000
Maturity Date:	September 29, 2023
Coupon (Interest Rate):	3.875%
Public Offering Price:	99.902% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2023 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	3.895%
Spread to Benchmark Treasury:	1.250%
Benchmark Treasury:	2.625% due 02/28/2023
Benchmark Treasury Price and Yield:	99-29 and 2.645%
Interest Payment Dates:	March 29 and September 29, commencing September 29, 2018
Interest Payment Record Dates:	March 14 and September 14
Optional Redemption:

Make Whole Call at any time prior to August 29, 2023 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 20 basis points.

Par Call at any time from or after August 29, 2023 at a redemption price equal to 100%.

Trade Date:	March 22, 2018
Settlement Date:	March 29, 2018
CUSIP / ISIN:	056752 AK4 / US056752AK40
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

4.375% Notes due 2028 (the “2028 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$500,000,000
Maturity Date:	March 29, 2028
Coupon (Interest Rate):	4.375%
Public Offering Price:	99.432% of face amount
Ranking:	Senior unsecured

Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2028 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	4.446%
Spread to Benchmark Treasury:	1.600%
Benchmark Treasury:	2.75% due 02/15/2028
Benchmark Treasury Price and Yield:	99-05+ and 2.846%
Interest Payment Dates:	March 29 and September 29, commencing September 29, 2018
Interest Payment Record Dates:	March 14 and September 14
Optional Redemption:

Make Whole Call at any time prior to December 29, 2027 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 25 basis points.

Par Call at any time from or after, December 29, 2027 at a redemption price equal to 100%.

Trade Date:	March 22, 2018
Settlement Date:	March 29, 2018
CUSIP / ISIN:	056752 AL2 / US056752AL23
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.
**	see “Risk Factors – Risks Related to the Notes – Our credit ratings may not reflect all risks of your investments in the Notes.” in the preliminary prospectus supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322.

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